Exhibit 10.3

SEVENTH AMENDMENT TO

TERM LOAN, GUARANTEE AND SECURITY AGREEMENT

This SEVENTH AMENDMENT TO TERM LOAN, GUARANTEE AND SECURITY AGREEMENT (this “Amendment”) is made as of July 31, 2026, by and among DRAGONFLY ENERGY CORP. (“Borrower”), DRAGONFLY ENERGY HOLDINGS CORP. (F/K/A CHARDAN NEXTECH ACQUISITION 2 CORP) (“Holdings”), BATTLE BORN BATTERY PRODUCTS, LLC (“Battle Born”, and together with Holdings, each a “Guarantor” and collectively, the “Guarantors”), the Lenders signatory hereto representing all Lenders (the “Lenders”), and ALTER DOMUS (US) LLC, as agent on behalf of the Lenders under the Loan Agreement (as hereinafter defined) (in such capacity, the “Agent”).

WHEREAS, Borrower, Holdings, the Lenders and the Agent are parties to that certain Term Loan, Guarantee and Security Agreement, dated as of October 7, 2022 (as amended by that certain Limited Waiver and First Amendment to Term Loan, Guarantee and Security Agreement, dated as of June 28, 2024, that certain Limited Waiver, Consent and Second Amendment to Term Loan, Guarantee and Security Agreement, dated as of July 29, 2024, that certain Limited Waiver and Third Amendment to Term Loan, Guarantee and Security Agreement, dated as of September 30, 2024, that certain Limited Waiver and Fourth Amendment to Term Loan, Guarantee and Security Agreement and Temporary, Limited Suspension and Waiver of Warrant Terms, dated as of December 31, 2024, that certain Fifth Amendment to Term Loan, Guarantee and Security Agreement Limited Waiver and Amendment of Warrant Terms, dated as of February 26, 2025, that certain Sixth Amendment to Term Loan, Guarantee and Security Agreement, dated as of October 20, 2025, and as may be further amended, modified, extended, restated, replaced, and/or supplemented from time to time, the “Loan Agreement”);

WHEREAS, the Credit Parties intend to enter into certain transactions whereby Borrower will purchase certain assets from, and assume certain related liabilities of, Clean Liquidation, LLC, a California limited liability company, in its capacity as the Assignee for the Benefit of Creditors of Clean Republic SODO, LLC, for an aggregate purchase price of $4,000,000 (consisting of $3,000,000 of Common Stock of the Borrower and $1,000,000 of cash in U.S. Dollars) (the “Asset Purchase”); and

WHEREAS, the Credit Parties have requested that the Agent and the Lenders amend certain provisions of the Loan Agreement and, subject to the satisfaction of the conditions set forth below, each of the Agent and the Lenders are willing to amend the Loan Agreement on the terms set forth herein;

WHEREAS, in connection with the Asset Purchase, the Lenders have agreed to amend certain related provisions in accordance with the terms set forth in Section 3 below;

NOW THEREFORE, the Credit Parties, the Lenders and the Agent each hereby agree as follows:

1.	Defined Terms. All terms used but not otherwise defined herein have the meanings assigned to them in the Loan Agreement.

2.	Limited Consent. Subject to the satisfaction of the conditions to effectiveness set forth in Section 4 hereof and notwithstanding anything to the contrary in the Loan Agreement, the Lenders hereby consent to the consummation of the Asset Purchase.

3.	Amendments to Loan Agreement. Subject to the satisfaction of the conditions to effectiveness set forth in Section 4 hereof, the Loan Agreement is hereby amended in the following respects:

3.1	Definitions.

3.1.1	The following new defined terms are hereby added, in the appropriate alphabetical order, to Schedule A as follows:

(a)	“PIK Period” means the period from and including the Seventh Amendment Effective Date up to and including December 31, 2026.

(b)	“Seventh Amendment” means that certain Seventh Amendment to Term Loan, Guarantee and Security Agreement entered into as of July 31, 2026 by and among the Borrower, Lenders, the Agent and the other parties party thereto.

(c)	“Seventh Amendment Effective Date” means July 31, 2026.

3.1.2	Clause (II) of the definition of “Applicable Margin” shall be amended and restated in its entirety as follows:

(II)	Following the Sixth Amendment Effective Date:

(a)	In the period starting with the Sixth Amendment Effective Date commencing with the Fiscal Month ending December 31, 2025, a per annum rate equal to 12.0%, of which 0.0% shall be paid-in-kind (provided that, during the PIK Period, the Applicable Margin shall mean a per annum rate equal to 14.0%, all of which shall be payable-in-kind).

3.2	Section 1.5(b) shall be amended and restated in its entirety as follows:

(b) Borrower shall pay interest to Agent for the pro rata benefit of the Lenders on the outstanding balance of the Loan on a monthly basis. Interest shall be payable on the balance of the Loan (i) monthly in arrears and shall be due on the first Business Day of each Fiscal Month beginning with the Fiscal Month ending December 31, 2025, (ii) on the Maturity Date of the Loan, and (iii) if any interest accrues or remains payable after the Maturity Date of the Loan, upon demand by Agent.

For each Payment Date from the Sixth Amendment Effective Date, interest shall be payable in cash at a rate per annum equal to the Applicable Margin (provided that, during the PIK Period, the Borrower shall be permitted to make interest payments in kind at a rate per annum equal to the Applicable Margin).

3.3	Section 4.2(a) shall be amended and restated in its entirety as follows:

(a) Maximum Senior Leverage Ratio. Commencing with the Fiscal Quarter ending September 30, 2027, the Credit Parties shall not permit the Senior Leverage Ratio, as of the last day of any Fiscal Quarter, to exceed 3.00 to 1.00.

3.4	Section 4.2(b) shall be amended and restated in its entirety as follows:

(b) Liquidity.

(i) Beginning with the Fiscal Month ending August 31, 2026 until (and including) the Fiscal Month ending January 31, 2027, the Credit Parties shall not permit their Liquidity (determined on a consolidated basis) to be less than $4,000,000 as of the last day of each Fiscal Month.

(ii) Thereafter, the Credit Parties shall not permit their Liquidity (determined on a consolidated basis) to be less than $5,000,000 as of the last day of each Fiscal Month.

3.5	Section 4.2(c) shall be amended and restated in its entirety as follows:

(c) Fixed Charge Coverage Ratio. If Liquidity is less than $15,000,000 as of the last day of any Fiscal Quarter (commencing with the Fiscal Quarter ending September 30, 2027), then the Credit Parties shall not permit the Fixed Charge Coverage Ratio for the trailing four (4) Fiscal Quarter period ending on the last day of any such Fiscal Quarter to be less than 1.15:1.00.

4.	Conditions to Effectiveness. This Amendment shall become effective as of the date first written above (the “Seventh Amendment Effective Date”) upon the satisfaction of the below:

4.1	counterparts of this Amendment shall have been executed and delivered by the Credit Parties, the Agent and the Lenders;

4.2	the Asset Purchase shall have been consummated;

4.3	the Borrower shall have paid the legal fees and expenses of Proskauer Rose LLP, counsel for the Lenders, incurred in connection with the preparation, negotiation, execution and delivery of this Amendment and other services rendered in connection with the Loan Agreement prior to the date hereof;

4.4	to the extent invoiced prior to execution of this Amendment, the Borrower shall have paid the legal fees and expenses of Holland & Knight LLP, counsel for the Agent, incurred in connection with the preparation, negotiation, execution and delivery of this Amendment and other services rendered in connection with the Loan Agreement prior to the date hereof; and

4.5	the Borrower shall have paid all reasonable and documented out-of-pocket expenses incurred by the Lenders party hereto and the Agent owing and payable pursuant to Section 10.2 of the Loan Agreement and all accrued and unpaid fees, owing and payable to the Lenders party hereto and the Agent shall have been paid to the extent invoiced and delivered to the Borrower on or before the Seventh Amendment Effective Date.

5.	Representations and Warranties.

5.1	The Credit Parties represent and warrant that after giving effect to this Amendment, the representations and warranties contained in the Loan Agreement are true and correct in all material respects on and as of the date hereof as if such representations and warranties had been made on and as of the date hereof (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date will be true and correct in all material respects only as of such specified date, and that any representation or warranty which is subject to any materiality qualifier shall be true and correct in all respects subject to such materiality qualifier).

5.2	The Credit Parties represent and warrant that after giving effect to this Amendment, no Default or Event of Default will have occurred and be continuing on and as of the Seventh Amendment Effective Date.

6.	Loan Document. This Amendment is designated a Loan Document by the Agent.

7.	Full Force and Effect. Except as expressly set forth herein, nothing contained herein shall be deemed to constitute a waiver of compliance with any term or condition contained in the Loan Agreement or any of the other Loan Documents. Except as expressly amended hereby, the Loan Agreement shall continue unmodified and in full force and effect in accordance with the provisions thereof on the date hereof. This Amendment shall be limited precisely as drafted and shall not imply an obligation on the Agent or any Lender to consent to any matter on any future occasion. As used in the Loan Agreement, the terms “Agreement,” “this Agreement,” “this Loan Agreement,” “herein,” “hereafter,” “hereto,” “hereof” and words of similar import shall mean, unless the context otherwise requires, the Loan Agreement as modified by this Amendment.

8.	CHOICE OF LAW. THIS AMENDMENT SHALL IN ALL RESPECTS BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY, THE LAWS OF THE STATE OF NEW YORK WHICH ARE APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE WITHOUT REGARD TO ANY PRINCIPLES OF CONFLICTS OF LAW THAT WOULD RESULT IN THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

9.	Counterparts. This Amendment may be executed in one or more counterparts, each of which shall constitute an original, but all of which when taken together shall constitute but one instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf) or other transmission method and any counterpart so delivered shall be deemed to be as effective as an original signature page delivered manually.

10.	Headings. The headings of this Amendment are for the purposes of reference only and shall not affect the construction of this Amendment.

11.	Successors and Assigns. The provisions of this Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that none of the Credit Parties may assign or transfer any of its rights or obligations under this Amendment without the prior written consent of the Agent.

12.	Severability. The illegality or unenforceability of any provision of this Amendment or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Amendment or any instrument or agreement required hereunder.

13.	Release of Claims. In consideration of the Lenders’ and the Agent’s agreements contained in this Amendment, the Borrower and Guarantor hereby irrevocably release and forever discharge the Lenders and the Agent and their affiliates, subsidiaries, successors, assigns, directors, officers, employees, agents, consultants and attorneys (each, a “Released Person”) of and from any and all claims, suits, actions, investigations, proceedings or demands, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law of any kind or character, known or unknown, which such Borrower and Guarantor ever had or now has against Agent, any Lender or any other Released Person which relates, directly or indirectly, to any acts or omissions of Agent, any Lender or any other Released Person relating to the Loan Agreement or any other Loan Document on or prior to the date hereof.

14.	Reaffirmation. Each of the Credit Parties as debtor, grantor, pledgor, guarantor, assignor, or in any other similar capacity in which such Credit Party grants liens or security interests in its property or otherwise acts as accommodation party or guarantor, as the case may be, hereby (i) ratifies and reaffirms all of its payment and performance obligations, contingent or otherwise, under each of the Loan Documents to which it is a party (after giving effect hereto) and (ii) to the extent such Credit Party granted liens on or security interests in any of its property pursuant to any such Loan Document as security for or otherwise guaranteed the Borrower’s Obligations under or with respect to the Loan Documents, ratifies and reaffirms such guarantee and grant of security interests and liens and confirms and agrees that such security interests and liens hereafter secure all of the Obligations as amended hereby. Each of the Credit Parties hereby consents to this Amendment and acknowledges that each of the Loan Documents remains in full force and effect and is hereby ratified and reaffirmed. The execution of this Amendment shall not operate as a waiver of any right, power or remedy of the Agent or Lenders, constitute a waiver of any provision of any of the Loan Documents or serve to effect a novation of the Obligations.

15.	Limited Waiver. Each of the limited waiver contained in Section 2 hereof and the foregoing amendments contained in Section 3 hereof are limited to the specific instances for which they are expressly given, and shall not (a) constitute a waiver, modification or alteration of the terms, conditions or covenants of the Loan Agreement or any other Loan Document, (b) constitute a waiver, release or limitation upon the exercise by the Agent or the Lenders of any of their respective rights, legal or equitable under the Loan Agreement or any other Loan Document (all such rights and remedies being expressly reserved by the Agent and the Lenders save and except those expressly waived herein) or (c) establish a custom or course of dealing or conduct between the Lenders, on the one hand, and the Credit Parties on the other hand. Except to the extent otherwise expressly provided herein, the Loan Agreement and each of the other Loan Documents shall remain in full force and effect in accordance with their respective terms.

16.	Agent. Each of the Lenders, by their execution of this Amendment, hereby directs the Agent to execute this Amendment. In doing so, the Agent shall be entitled to all of its rights, benefits and protections set forth in the Loan Agreement.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their duly authorized officers, all as of the date and year first above written.

BORROWER:	DRAGONFLY ENERGY CORP.

	By:	/s/ Denis Phares
	Name:	Denis Phares
	Title:	Chief Executive Officer

GUARANTORS :	DRAGONFLY ENERGY HOLDINGS CORP. (F/K/A
CHARDAN NEXTECH ACQUISITION 2 CORP.)

	By:	/s/ Denis Phares
	Name:	Denis Phares
	Title:	Chief Executive Officer

BATTLE BORN BATTERY PRODUCTS, LLC

By:	/s/ Denis Phares
Name:	Denis Phares
Title:	Chief Executive Officer

AGENT:	ALTER DOMUS (US) LLC

	By:	/s/ Pinju Chiu
	Name:	Pinju Chiu
	Title:	Counsel

LENDERS:	[**]